Unity Wireless

Technology & Innovation to Power a Wireless World!

FOR IMMEDIATE RELEASE

Unity Wireless Reports Preliminary 2006 Results

The “NEW” Unity Wireless Continues Strong Growth & Announces Preliminary Pro Forma Revenues of $14.6 Million for 2006– Up from $4.9 Million the Prior Year

Bellingham, Washington — February 2, 2007 -- Unity Wireless Corporation (OTCBB:UTYW), today announced preliminary 2006 pro forma sales results of $14.6 Million. The company tripled year over year revenues, up from $4.9 million in 2005 and very close to the September pro forma guidance of $15 million.

“Our substantial growth was achieved both organically and through our acquisition strategy”, said Ilan Kenig, President and CEO of Unity Wireless.

Mr. Kenig continued, “With the success of our extensive rationalization efforts in the forth quarter, we continue to anticipate achieving profitable operations in 2007. The company is starting this new fiscal year with a strong order backlog, which our centralized manufacturing group is now ramped up to deliver.”

Highlights Since Last Update:

The following represents key business highlights since Unity’s last report on business developments:

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On January 4th Unity Wireless and it’s Indonesian partner IRIL Nusantara Telekomunikasi (INT) announced they have begun the installation of a 111 unit repeater order for that country’s largest GSM carrier, TELKOMSEL. The most profitable telecommunication company owned by PT Telekomunikasi Indonesia and the Singapore Telecom Group (Singtel), TELCOMSEL has more than 35 million customers throughout Indonesia.

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On January 4th Unity Wireless announced it successfully concluded the first phase 18 month trial of its patented synchronized multi source transmission technology with China’s second largest wireless carrier.  Unity’s unique technology overcomes multi path fading and economically increases existing network capacity and coverage.

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On December 18th Unity Wireless announced that it signed a distribution agreement with Russia’s largest wireless equipment distribution company.  This milestone agreement now gives Unity much needed relationships and access to Russia’s Tier-1 wireless network operators for the outdoor and new indoor repeater line of products.

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On December 14th Unity Wireless announced that it received a second purchase order of $770,000 for advanced 50 watt frequency shifting repeaters and Unity’s line of indoor repeaters from one of India’s largest wireless carriers.

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On December 13th Unity Wireless announced that it received a second purchase order of $520,000 for advanced 20 watt frequency shifting repeaters from one of Vietnam’s largest wireless carriers.

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On November 30th Unity Wireless announced it has received a purchase order from Nokia India for the first shipment of repeaters, in a forecasted quarterly series of orders valued at over $1,000,000 annually.

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On November 28th Unity Wireless this week released an update on its on going supply agreement with one of Russia's largest Wireless Network Operators.  Phase one of this four stage, twelve month deployment, will be successfully completed by the end of January with the installation of 15 of Unity's high end outdoor frequency shifting repeaters.  The Operator forecasts that the next stage order will be placed in Q1 2007 with planned deployment of the full $2,000,000 series to be competed by the end of 2007.

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On November 21st Unity Wireless released an update on it's sole vendor supply agreement for microwave repeaters with one of India's largest wireless network operators.  Phase one of this two stage deployment will be completed by the November with the installation of Unity's microwave outdoor frequency shifting repeaters valued at over $600,000.

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On November 16th Unity Wireless announced that it has received a $360,000 order from one of North America’s largest Base Station manufacturers, scheduled to ship in Q4 2006 and Q1 2007, for a project with the Department of Home Land Security.  This project is expected to lead to total 2007 production revenues in excess of $1 million.

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On November 6th Unity Wireless announced that it is seeing solid return on the first year of South East Asian business development activity with $1,000,000 in repeater line purchase orders from two major carriers in Indonesia and Vietnam.

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On November 2nd Unity Wireless announced it received the third in a $750,000 series of purchase orders to supply a major Middle East wireless network operator with microwave radio links.

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On October 27th Unity Wireless announced the launch of it's new line of tower mounted wireless network coverage enhancement amplifiers (TMAs) and multiplexers to a Tier-1 provider market short on competitive offerings due to recent industry consolidation.  A major European carrier, among the first to trial the new line, commented on the superior noise figure and rejection performance, elements which can make a very significant difference in the performance of the cellular network.

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On October 18th Unity Wireless announced it has been informed by China’s ZTE Corporation that Unity has again been awarded a significant percentage of ZTE’s power amplifier requirement to be used in three models of their wireless network base stations as part of a bi-annual bidding and qualification process.

The final pro forma results may vary from this preliminary estimate due to delayed revenue recognition or other considerations determined during the course of the company’s audit. The pro forma results include results of operations for all the Company’s subsidiaries for the full year, while the final audited results will only include the results of operations of the subsidiaries from their respective dates of acquisition.  Final 2006 pro forma results are expected to be filed with the SEC as part of the company’s 10KSB on or before March 30, 2007.

About Unity Wireless

Unity Wireless is a world class provider of wireless coverage enhancement solutions for cellular operators and custom subsystems for network infrastructure manufacturers. For more information about Unity Wireless, visit www.unitywireless.com.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “project,” “could,” “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Investor Contact:

David Orton, Unity Wireless, (604) 267-2715, davido@unitywireless.com

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net